WELLS FARGO CENTURY, INC.
                              119 West 40th Street
                               New York, NY 10018

June 27, 2007

Hidary Group Acquisitions, LLC
10 West 33rd Street, 9th Floor
New York, New York 10001

Gentlemen:

      Wells Fargo Century, Inc. ("WFC"), is pleased to confirm its commitment to provide a $65,000,000 Senior Secured Credit Facility (the "Facility") to Everlast Worldwide, Inc. and Everlast Sports Mfg. Corp. in conjunction with your contemplated acquisition thereof as more fully described in the attached Summary Financing Term Sheet (the "Term Sheet"). Capitalized terms used herein shall have the meanings ascribed to them in the Term Sheet.

      Our commitment shall be on terms substantially similar to those outlined in the Term Sheet. Our commitment is conditioned upon those Conditions Precedent to Closing referred to in the Term Sheet and to be contained in the definitive Loan Agreement.

      Assuming this commitment is acceptable to you, kindly sign and return to us one original copy of this letter. By accepting this commitment letter, you are also agreeing to be bound by the terms in the Term Sheet relating to Expenses and Indemnity. Upon acceptance by you, this commitment letter will supersede all prior proposals, commitment letters, negotiations, discussions and correspondence between us, including the commitment letter dated May 31, 2007 between WFC and you.

      WFC acknowledges that it has heretofore received from you, in connection with the Facility, a documentation fee in the amount of $25,000. Any unused portion of the documentation fee will be refunded after all reimbursable expenses incurred by WFC in connection with the Facility have been reimbursed.

      If an executed original copy of this letter is not returned to us by the close of business on Friday, June 29, 2007, this commitment will expire.

Sincerely,

Wells Fargo Century, Inc.

By:  /s/ Anthony Aloi
     -------------------------------
     Name:  Anthony Aloi
     Title:  Chief Operating Officer



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Agreed and Accepted:

Hidary Group Acquisitions, LLC

By:  /s/ Jack D. Hidary
     -------------------------------
     Name:  Jack D. Hidary
     Title:  Managing Member












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